MANUFACTURING AGREEMENT (MA)
                                     BETWEEN
        LOCKHEED MARTIN ELECTRONICS & MISSILES, OCALA OPERATIONS (OCALA)
                                       AND
                      ACCIDENT PREVENTION PLUS, LLC. (APP)


This Manufacturing Agreement (MA) sets forth the commitment of Accident Prevention Plus, LLC, a New York Corporation having its principal place of business at 700 Veterans Memorial Highway, Hauppauge, NY 11778 (APP) and
Lockheed Martin Corporation, a Maryland corporation acting through its Electronics & Missiles Business unit and having a place of business at 498 Oak Road, Ocala, FL 34472-3099 (Ocala); to establish an MA under which Ocala shall manufacture the printed circuit board assemblies for the Fuel Intake Monitoring System (FIMS) as well as other mutually agreeable APP product lines. Ocala may also provide electronic assemblies, chassis, and services including but not limited to: qualification testing, manufacturing engineering, test engineering, and circuit design support.

BACKGROUND:

FIMS is a wireless, completely automated system to monitor vehicle fuelling that provides positive vehicle identification, accurate fuel delivery data, eliminates credit card usage, and minimizes the misappropriation of fuel. This system was initially developed by APP and was further developed by APP and Lockheed Martin Specialty Components, Inc. (Specialty Components) under a DOE-sponsored Technology Deployment Center (TDC) funding arrangement. APP is endeavoring to market the FIMS to Shell France (Shell), a member of the Royal Dutch Shell Group and others, and has entered into various agreements and purchase orders with Specialty Components and Ocala for the development, prototype build proof of principle, test, and future manufacturing of the FIMS.


It is anticipated that Custom Manufacturing & Engineering, Inc. (CME) will be the successor in interest to Specialty Components and will assume the rights, obligations, and responsibilities currently held by Specialty Components as regards the FIMS and existing agreements and contracts between Specialty Components and APP.

Ocala, has developed and built three (3) prototype dual axis accelerometer printed wiring boards for use with APP's accident prevention series of Data Recorders APP 1000 through APP 3000.

AGREEMENTS:

1. APP agrees to utilize Ocala as the manufacturer to assemble printed wiring boards for the FIMS units and shall consider Ocala as the preferred manufacturer for printed circuit boards for other APP products including the accident prevention systems; provided that Ocala will maintain the capacity, facilities, and capability to produce these items and will sell the items to APP at competitive prices and schedules with mutually acceptable payment terms. Ocala shall have the right of first refusal or acceptance to manufacture printed wiring assemblies for the term of this MA, subject to APP's right to compete as stated in paragraph 2, below.

2. In the event APP determines that Ocala has not offered to manufacture and sell printed wiring assemblies or other designated assemblies to APP on price, schedule, and payment terms equal to or better than APP can obtain from a second reputable manufacturer, APP has the right to solicit proposals from alternate manufacturers for such items. Ocala shall have the opportunity to meet the price, schedule, or payment terms of such second manufacturer, and if it does so, APP will continue to purchase the items from Ocala. APP agrees that it will not solicit second manufacturer pricing more frequently than every twenty-four (24 months) for the first two (2) years of this agreement and no more often than once every twelve (12) months thereafter.

Rev 01/l7/97

3. APP and Ocala shall enter into one or more separate contractual purchase agreements to produce printed wiring boards and other goods or services. Each agreement shall define the price, schedule, terms and conditions applicable to that order.

4. This Agreement is not to be construed as changing or conflicting with existing agreements in place between APP and Specialty Components or CME.

5. Ocala shall provide a warranty for each item manufactured for APP under this agreement that each item shall be free from defects in workmanship and Ocala provided materials for a period of fifteen (15) months following first delivery to APP. This warranty shall he included in each Purchase Order or Contract for goods.

6. Ocala's standard terms of payment are net 30 days from shipment/invoice. It is recognized that APP may have less favorable terms of payment from its customers for international transactions. In such circumstances, Ocala shall accept payment terms in Purchase Orders which are no less favorable than those which are included in APP's prime contract; however, in no event shall Ocala's terms of payment exceed net 60 days.

7. Products manufactured or assembled by Ocala shall be marked with the Lockheed Martin Corporate name and logo. APP may, subject to prior Ocala approval of public releases and I or advertisements on a case by case basis, include the fact that Lockheed Martin Corporation is the manufacturer for APP. This agreement is applicable to advertising, public releases, or proposals for products contemplated by and subject to this Agreement.

8. The parties to this Agreement have entered into a separate agreement defining the terms and conditions for the exchange of Proprietary Information between the parties. Information exchanged under this Agreement, if Proprietary, shall be subject to the provisions of the separate Proprietary Information Agreement.

9. APP shall provide design technical information, including drawings, schematics, component layout, specifications and bills of material, to Ocala. Such technical information shall remain the property of APP. Ocala shall, as non-recurring cost, develop manufacturing processes, plans, or procedures necessary to manufacture inspect and test the items covered by this agreement. Such manufacturing documentation shall remain the property of Ocala. Neither party may release information which is the property of the other party, to any third party without the prior written approval of the owner of such information.

TERM OF AGREEMENT:

The term of this agreement is a period of five (5) years from the latest date of signature noted below. This Agreement may be terminated by either party for cause provided however, the other party shall be notified in writing ninety (90) days prior to the effective date of such termination. Such notice shall identify the basis for the termination and the party alleged to have committed the breech shall have the opportunity to remedy any breech identified by the terminating party during such 90 day period. The rights and remedies of each party, in the event this agreement is unilaterally terminated, may be resolved through agreement, arbitration, or litigation in a court of competent jurisdiction. This Agreement also may be terminated by mutual agreement of the parties at any time. Termination of this agreement shall not affect the performance of all duties and obligations set forth in purchase orders or contracts related to the delivery of goods or the performance of services which are in effect as of the time of such termination. The term of this Agreement may be extended by written amendment executed by authorized representatives of each Party.

Rev 01/17/97

ASSUMPTION OF COSTS:

Each Party shall bear its own costs, expenses, risks, and liabilities arising out of any activities in connection with this MA unless otherwise agreed in writing. Each Party shall hear its own costs incurred in enforcing any provision of this agreement including termination, and neither party shall be held liable for costs incurred by the other to enforce this Agreement. Awards for monetary damages, if any, as a result of settlement of any dispute hereunder shall not include legal costs or costs for employees, representatives, consultants, or agents of the injured party.

APPLICABLE LAW I LANGUAGE:

This MA shall he governed by and shall be interpreted in accordance with the laws of the State of Florida, USA, without reference to its Conflict of Law rules. The English language will prevail as the language of the interpretation of any provision of this Agreement.

ENTIRE AGREEMENT:


This Agreement contains the entire understanding between the Parties relative to the subject matter herein and supersedes all prior and collateral communications, reports, and understandings between the Parties in respect thereto; except that nothing in this Agreement shall supersede or in any way modify any of the terms and conditions, or the rights and obligations of the Parties, included in any purchase agreement between the Parties unless said purchase agreement so stipulates. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both Parties.

This Agreement does not and shall not be construed to constitute, create, give effect to, or imply a joint venture, pooling arrangement, partnership, formal business organization or any type of permanent arrangement of any kind. Neither Party shall have the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other Party.

IN WITNESS WHEREOF the Parties to this MA have caused their duly authorized representative to execute this MA as evidenced by their signatures below:

FOR: LOCKHEED MARTIN CORPORATION         FOR: ACCIDENT PREVENTION PLUS, LLC

BY: /s/ B.P. Holmes                      BY: /s/ Richard Goodhart
    ---------------------                    -------------------------


    B.P. Holmes                              Richard Goodhart
---------------------------------            ---------------------------------
(Typed or Printed Name and Title)            (Typed or Printed Name and Title)
DATE: 1/24/97                                DATE: 1/24/97




                                        3

Rev 01/17/97